FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Salem Street Trust

Fund	Fidelity Tax-Free Bond Fund
Trade Date	9/24/2014
Settle Date	10/7/14
Security Name	CA ST GO (PUTS) 3% 12/1/2019
CUSIP	13063CNN6
Price	106.572
Transaction Value	$ 11,083,488.00
Class Size	$ 1,327,395,000
% of Offering	0.783%
Underwriter Purchased From	Wells Fargo Securities
Underwriting Members: (1)	Wells Fargo Securities
Underwriting Members: (2)	Citigroup
Underwriting Members: (3)	BofA Merrill Lynch
Underwriting Members: (4)	Jefferies
Underwriting Members: (5)	Academy Securities, Inc.
Underwriting Members: (6)	Alamo Capital
Underwriting Members: (7)	Barclays
Underwriting Members: (8)	Blaylock Beal Van, LLC
Underwriting Members: (9)	BMO Capital Markets
Underwriting Members: (10)	Cabrera Capital Markets, LLC
Underwriting Members: (11)	City National Securities, Inc.
Underwriting Members: (12)	Drexel Hamilton LLC
Underwriting Members: (13)	Fidelity Capital Markets
Underwriting Members: (14)	Goldman, Sachs & Co.
Underwriting Members: (15)	J.P. Morgan
Underwriting Members: (16)	Mischler Financial Group
Underwriting Members: (17)	Morgan Stanley
Underwriting Members: (18)	O'Conner & Company Securities
Underwriting Members: (19)	Piper Jaffray & Co.
Underwriting Members: (20)	Ramirez & Co., Inc.
Underwriting Members: (21)	Raymond James
Underwriting Members: (22)	RBC Capital Markets
Underwriting Members: (23)	RH Investment Corporation
Underwriting Members: (24)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (25)	Southwest Securities, Inc.
Underwriting Members: (26)	Stifel
Underwriting Members: (27)	Wedbush Securities Inc..
Underwriting Members: (28)	William Blair & Company
Underwriting Members: (29)	The Williams Capital Group, L.P